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                                                                     Exhibit 5.1
                   [Letterhead of Choate, Hall & Stewart LLP]





December 7, 2005

Sierra Pacific Resources
P.O. Box 10100
6100 Neil Road
Reno, Nevada  89520-0400

Ladies and Gentlemen:


        This opinion is delivered in connection with the filing of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of $225,000,000 aggregate principal amount of the Company's 63/4% Senior Notes, due 2017 (the "New Notes"), in connection with an offer by the Company to issue the New Notes in exchange for the Company's 63/4% Senior Notes, due 2017, that are currently outstanding in the same aggregate principal amount (the "Old Notes"), as described in the Registration Statement. The New Notes are to be issued pursuant to an Indenture dated as of May 1, 2000, as supplemented from time to time (the "Indenture"), between the Company and The Bank of New York, as Trustee (the "Trustee").


        In connection with rendering this opinion, we have examined such corporate records, certificates and other documents as we have considered necessary for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.


        Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:


        The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.


        When the following steps shall have been taken, the New Notes will be valid, legal and binding obligations of the Company:

                (a) Compliance with the Securities Act and the Trust Indenture Act of 1939, as amended, and action of the Securities and Exchange Commission permitting the Registration Statement to become effective;

                (b) Execution and filing with the Trustee of the proper papers with respect to the New Notes; and


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December 7, 2005
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                (c)     Issuance and delivery of the New Notes in exchange for
                        the Old Notes in accordance with the corporate authorizations and in accordance with the terms and provisions of the Indenture.

        We hereby confirm that the discussion in the Registration Statement set forth under the caption "Certain United States Federal Income Tax Consequences" constitutes our opinion as to the matters set forth therein.

        Insofar as this opinion relates to matters of law and legal conclusions governed by the laws of the State of Nevada, we base it on the opinion of Messrs. Woodburn and Wedge of Reno, Nevada, as evidenced by the opinion of such firm to be filed with the Registration Statement and the consent contained in such opinion to the statements made in the Registration Statement with regard to such firm. Our opinions as to such matters are based on the assumptions and subject to the qualifications and limitations set forth in such opinion letter.

        We hereby consent to be named in the Registration Statement and in any amendments thereto as counsel for the Company, to the statements with reference to our firm made in the Registration Statement, and to the filing and use of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,



                                        /s/ Choate, Hall & Stewart LLP